SHARE  PURCHASE  AGREEMENT            EXHIBIT 2.2

                                      DATED

                                 24  March  2000

                                      AMONG

                         JOHAN  PREBEN  HOFFMANN  ET  AL

                                   AS  SELLERS

                                       AND


                              DOANE  PET  CARE  COMPANY

                                    AS  BUYER


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


ARTICLE 1  DEFINITIONS AND INTERPRETATION                                                     1
               1.1  Definitions                                                               1
               1.2  Certain Interpretive Matters and Definitions                              5
               1.3  Governing Language.                                                       5
ARTICLE 2  THE PURCHASE PRICE                                                                 6
               2.1  Purchase Price                                                            6
ARTICLE 3  FINANCING                                                                          6
               3.1  Financing                                                                 6
               3.2  Break-up Fee                                                              6
ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE SELLER                                      7
               4.1  Authorisation of Transaction                                              7
               4.2  Noncontravention                                                          7
               4.3  Brokers Fees                                                              8
               4.4  Title to Sale Shares.                                                     8
ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF THE SELLERS (OTHER THAN KP AND PKA)
              REGARDING THE COMPANY AND ITS SUBSIDIARIES                                      8
               5.1  Organisational Matters.                                                   8
               5.2  Authorisation of Transaction                                              9
               5.3  Noncontravention.                                                         9
               5.4  Brokers Fees.                                                             9
               5.5  Subsidiaries.                                                            10
               5.6  Financial Statements.                                                    10
               5.7  Taxes.                                                                   12
               5.8  Real Property.                                                           12
               5.9  Environmental.                                                           13
              5.10  Operating Equipment.                                                     13
              5.11  Stock.                                                                   14
              5.12  Volume of Orders.                                                        14
              5.13  Receivables.                                                             14
              5.14  Intellectual Property.                                                   14
              5.15  Employee Matters.                                                        15
              5.16  Contractual Matters                                                      16
              5.17  Insurances.                                                              17
              5.18  Compliance With Laws.                                                    18
              5.19  Litigation.                                                              18
              5.20  Operations.                                                              19
              5.21  Certain Payments                                                         19
              5.22  Bank Accounts                                                            19
              5.23  Information                                                              19
              5.24  Full Disclosure                                                          19


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
              5.25  Lovens Agreements.                                                       19
              5.26  Liability To the Company Under the Merger Agreement.                     20
ARTICLE 6     REPRESENTATIONS AND WARRANTIES OF THE BUYER                                    20
               6.1  Organisation of the Buyer                                                20
               6.2  Authorisation of Transaction                                             20
               6.3  Noncontravention                                                         20
               6.4  Brokers' Fees.                                                           21
ARTICLE 7..    CONFIDENTIALITY PROVISIONS AND NON-COMPETITION                                22
               7.1  Nondisclosure of Confidential Information.                               22
               7.2  Notice Preceding Compelled Disclosure.                                   22
               7.3  Definition of "Confidential Information".                                23
               7.4  Return of Information.                                                   24
               7.5  Existing Confidentiality Agreement.                                      24
               7.6  Non-Compete Agreement.                                                   24
ARTICLE 8..    COVENANTS OF THE PARTIES                                                      24
               8.1  Further Actions.                                                         24
               8.2  Press Releases                                                           25
               8.3  Injunctions                                                              25
               8.4  Exclusivity                                                              25
               8.5  Cash Out of Share Options                                                25
               8.6  De-Registration of Certain Trade Names.                                  26
               8.7  Transition of Assets in Vejen                                            26
ARTICLE 9..    COVENANTS OF THE SELLER                                                       26
               9.1  Information and Access                                                   26
               9.2  Notices and Consents.                                                    26
               9.4  Operation of Business.                                                   27
               9.4  Notice of Developments                                                   27
               9.5  Board Approval.                                                          27
ARTICLE 10.    COVENANTS OF THE BUYER                                                        27
              10.1  Notices and Consents                                                     27
              10.2  Notice of Developments                                                   27
ARTICLE 11.   CONDITIONS TO OBLIGATION TO COMPLETE                                           28
              11.1  Conditions to Obligation of the Buyer                                    28
              11.2  Conditions to Obligation of the Sellers                                  29
ARTICLE 12.   COMPLETION AND POST-COMPLETION ESCROW                                          30
              12.1  Completion                                                               30
              12.2  Extension of Completion Date                                             30
              12.3  Deliveries at Completion                                                 31
              12.4  Post-Completion Escrow                                                   31
ARTICLE 13.   TERMINATION                                                                    31
              13.1  Termination                                                              31
              13.2  Effect of Termination                                                    32
ARTICLE 14.   INDEMNIFICATION                                                                33
              14.3  Independent Application                                                  33


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              14.2  Indemnification for Benefit of the Seller Indemnitees.                   33
              14.3  Indemnification for Benefit of the Buyer Indemnitees.                    33
              14.4  Limitation on Indemnification For Certain Representation and Warranties  34
              14.5  Claims.                                                                  36
              14.6  Additional Limitations on Liability; Mitigation                          37
ARTICLE 15.   TAX                                                                            37
              15.1  Liability for Certain Taxes                                              37
ARTICLE 16.   MISCELLANEOUS PROVISIONS                                                       37
              16.1  Notices                                                                  37
              16.2  Expenses                                                                 39
              16.3  Assignment                                                               39
              16.4  Successors and Assigns                                                   40
              16.5  Entire Agreement                                                         40
              16.6  Amendments, Supplements, Etc                                             40
              16.7  No Third-Party Beneficiaries Effect on L vens-Arovit Merger Agreement.   40
              16.8  Further Assurances                                                       40
              16.9  Applicable Law                                                           41
             16.10  Execution in Counterparts                                                41
             16.11  Severability                                                             41
             16.12  Arbitration.                                                             41
             16.13  Litigation in Certain Circumstances                                      42

                         LIST OF EXHIBITS AND SCHEDULES


SCHEDULES


Schedule  1          Non-Compete  Agreement
Schedule  2          Escrow  Agreement
Schedule  3          List  of  Shareholders  and  Sale  Shares
Schedule  4.4        List  of  agreements  affecting  Sale  Shares
Schedule 5.1a Transcript from the Danish Commerce and Companies Agency of 14 January 2000
Schedule 5.1b List of rights, including pre-emption rights, options, warrants and the like granted by the Company to third parties
Schedule 5.3a Consents and approvals received from the Governmental Authorities in relation to the Company and its Subsidiaries


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Schedule  5.3b       List  of agreements which the execution and the delivery
                     of this Agreement, or the consummation of the transactions will conflict with,result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate,modify or cancel, or require any notice under such agreements
Schedule  5.5a       List  of  the  Company's  Subsidiaries
Schedule  5.6a       Budget  of  the  Company
Schedule  5.6b       Material  deviations  from  the  Budget
Schedule 5.7 Special tax exemptions, tax exceptions or tax preferences that can be changed as a result of matters arising from the Company's activities before or as a result of the Agreement
Schedule 5.8a List of all Real Properties owned by the Company and its Subsidiaries
Schedule 5.8b List of claims, liens and charges by third parties on the Real Properties
Schedule 5.8c List of all leases of Real Properties under which the Company or its Subsidiaries lease property to or from third parties
Schedule 5.8d List of easements or possible unregistered rights which rest upon the Real Properties which (i) prevent the free disposal or use of the Real Properties for future unchanged operation of the Company and its Subsidiaries' business or (ii) are unusually burdensome
Schedule 5.8e List of proposals, plans or the like by public authorities which (i) prevent the free disposal or use of the Real Properties for the future unchanged operation of the Company's or Subsidiaries' business or(ii) are unusually burdensome
Schedule  5.9a       List  of  contaminated  Real  Properties
Schedule 5.9b List of pending or threatened actions by Governmental Authorities under Environmental Law
Schedule 5.9c List of written requests for information, written notices, demand letters, written administrative inquiries or formal or written complaints or written claims or suits from any Governmental Authority with respect to any violation of Environmental Law received in the past two years
Schedule 5.10 List of operating equipment covered by lease and/or lease agreements
Schedule 5.12 List of customers or related groups of customers who intend to discontinue their relationship with the Company
Schedule  5.14a      List of Intellectual Property  of  the Company  and  its
                     Subsidiaries
Schedule 5.14b Third party objections to the Company's and its Subsidiaries'use of Intellectual Property
Schedule 5.14c List of the Intellectual Property rights belonging to third parties
Schedule 5.15a List of agreements on employment terms which apply to the Company's management and other executives


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Schedule 5.15b       List of the Company's and the Subsidiaries' employees who
                     are not  employed  on  usual  terms
Schedule 5.15c List of pension and benefit plans of the Company and its Subsidiaries
Schedule  5.15d      List  of  key  employees
Schedule 5.15e List of collective labor agreements and material local agreements of a collective employment nature
                    (including those presently being negotiated)
Schedule 5.15f List of industrial disputes and lawful and unlawful strikes since 1 January 1998
Schedule 5.16a List of the Company's and its Subsidiaries Material Contracts and contracts with Affiliates
Schedule 5.16b List of contracts with suppliers according to which the Company and its Subsidiaries are obliged to purchase from such suppliers or preventing them from purchasing similar or competing goods from other suppliers
Schedule 5.16c List of pending negotiations to acquire direct or indirect interest in a company or other business
Schedule 5.16d List of contracts entered into by the Company with its shareholders or its present or former employees, directors or members of the Board of Directors granting rights and advantages which are not on arms length
Schedule 5.17a List of the Company's and its Subsidiaries insurances
Schedule 5.17b List of damage cases and related notifications to insurance companies
Schedule 5.18 Competition law objections from third parties against agreements to which the Company is a party
Schedule 5.19a List of litigation and arbitration proceedings to which the Company and its Subsidiaries are a party
Schedule 5.19b List of work injury cases to which the Company and its Subsidiaries are a party
Schedule 5.19c List of bankruptcy or dissolution proceedings filed or threatened to be filed by a third party against the Company and its Subsidiaries
Schedule 5.20 List of extraordinary transactions or transactions of material importance to the future operations of the Company and its Subsidiaries
Schedule 5.22 List of banks, savings and other financial institutions with which the Company and its Subsidiaries have an account or a safe deposit box
Schedule 5.24 List of information disclosed during the due diligence investigation
Schedule 5.25 List of agreements between the Company and its Subsidiaries and L vens kemiske Fabrik Produktionsaktielselskab


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Schedule  5.26       List  of outstanding obligations and liabilities arising
                     under the representations and warranties made by the parties to the Merger Agreement dated 16 March 1999 relating to the merger of the Company and L ven
                     Petfood  A/S
Schedule 6.3 Consents and approvals received from the Governmental Authorities in relation to the Buyer

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                          SHARE  PURCHASE  AGREEMENT


     This Share Purchase Agreement (this "Agreement") is made and entered into as of the 24 day of March, 2000, among the parties named on the signature page hereof as Sellers (collectively "Sellers" and individually a "Seller") whose address for purposes hereof are set out in Schedule 3 hereto, and Doane Pet Care Company, a company incorporated under the laws of the State of Delaware, U.S.A., whose principal office is at 210 Westwood Place South, Suite 300, Brentwood, Tennessee 37027, U.S.A. ("Buyer") (the Buyer and the Sellers are sometimes herein collectively referred to as the "Parties", and individually as a "Party").

                                    RECITALS:

     A. A/S Arovit Petfood, a company incorporated in Denmark, whose principal office is at Esjberg, Denmark (the "Company"), and the Company's Subsidiaries as identified and defined below are engaged in the ownership and operation of various properties and facilities in various countries in Europe for the development, production, distribution, sales, resale and marketing of pet products in various countries including those located in Europe, Asia and North America (the "Business").

     B. The Buyer desires to purchase from Sellers all of the issued and outstanding shares of the Company owned by Sellers as described herein for the considerations and on the terms and conditions of this Agreement.

     Now, therefore, for and in consideration of the mutual benefits derived and to be derived from this Agreement by each of the Parties, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                               ARTICLE  1.
                    DEFINITIONS  AND  INTERPRETATION

     1.1 Definitions. The following terms shall have the following meanings when used in this Agreement:

     "Affiliate" (whether capitalised or not) shall mean when used with respect to a Person, any other Person:

     (a) that directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, such first mentioned Person; or

     (b) that beneficially owns, holds or controls fifty percent (50%) or more of the equity interests or voting control of such first mentioned Person; or

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     (c)     of  which such first mentioned Person owns, holds or controls fifty
(50%)  per  cent  or  more  of  the  equity  interests  or  voting  control;

     "Agreement" shall have the meaning specified in the introduction to this Agreement;

     "Budget" means the existing budget for the Company and its Subsidiaries for the fiscal year 1 July 1999 to and including 30 June 2000, which Budget has been adopted by the Board of Directors of the Company as reflected by the Minutes of the Meetings of the Board of Directors, a copy of which Budget is attached hereto as Schedule 5.6a.

     "Business"  shall  have  the  meaning  specified  in  the  Recitals;

     "Business Day" shall mean a day (other than a Saturday or Sunday) on which commercial banks are open for business in New York and Copenhagen;

     "Buyer" shall have the meaning specified in the introduction to this Agreement;

     "Buyer Indemnitees" means the Buyer, its Representatives, and their respective successors and permitted assigns;

     "Claim"  shall  have  the  meaning  specified  in  Clause  14.5(a);

     "Completion"  shall  have  the  meaning  specified  in  Clause  12.1;

     "Completion  Date"  shall  have  the  meaning  specified  in  Clause  12.1;

     "Confidential  Information" shall have the meaning specified in Clause 7.3;

     "Confidentiality Agreement" shall mean that certain agreement dated July 14, 1999 between the Company and Doane Pet Care Company relating to the confidentiality of information and other matters relating to the transaction contemplated by this Agreement.

     "Environmental Laws" means all laws, regulations, rules, directives, decrees, or instructions, including any amendments thereto, of all Governmental Authorities as in effect on the relevant date indicated, and as interpreted by court decisions or administrative orders, relating to pollution or protection of human health or the environment, including all laws and regulations relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all laws and regulations with respect to record keeping, notification, disclosure and reporting requirements in respect of Hazardous Materials;

     "Escrow  Agreement"  shall  have  the  meaning  specified  in  Clause 12.4;

     "Financial  Statements"  shall  have  the  meaning specified in Clause 5.6;

     "Financing Commitment" means a written undertaking from a third party bank, financial institution, underwriter or other source of funds or funding evidencing such institution's undertaking to loan, advance or procure funds which, taken together with other sources of funds of Buyer, would enable Buyer to complete the transaction contemplated by this Agreement, which undertaking may be subject to conditions placed by the institution on its undertaking and otherwise be in form and substance reasonably acceptable to Buyer and such institution;

     "GAAP" means Danish generally accepted accounting principles as in effect from time to time;

     "Governmental Authority" means any international, national, European Union, federal, regional, state, local or other court, arbitral tribunal, administrative agency or commission or other governmental, administrative or regulatory body, authority, agency or instrumentality;

     "Hazardous Materials" means all hazardous substances, pollutants, wastes or toxic or carcinogenic substances, that are regulated as of the date hereof under or pursuant to any applicable Environmental Laws;

     "ICC  Court"  shall  have  the  meaning  specified  in  Clause  16.12;

     "ICC  Rules"  shall  have  the  meaning  specified  in  Clause  16.12;

     "Including" (whether capitalised or not) shall mean "including without limitation";

     "Indemnified  Party"  shall  have  the meaning specified in Clause 14.5(a);

     "Indemnifying  Party"  shall  have the meaning specified in Clause 14.5(a);

     "Intellectual Property" shall mean: (a) all patents and patent applications (including all extensions, revisions and reissuances thereof); (b) all trademarks (registered and unregistered), service marks (registered and unregistered), trade dress, logos, trade names (registered and unregistered) and corporate names, together with the goodwill associated therewith; (c) all copyrights (registered and unregistered), and all applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential business information (including research and development, know-how, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, and business and marketing plans); and (e) all other proprietary intellectual property rights;

     "Interim  Statement"  shall  have  the  meaning  specified  in  Clause 5.6;

     "Knowledge" (whether capitalised or not) when used in reference to a Party shall mean the actual or constructive knowledge of such Party.

     "Licence  Agreement"  shall  have  the  meaning  specified  in Clause 5.14;

     "Losses" shall mean all demands, damages, penalties, fines, liabilities, obligations, taxes, liens, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' and other professional fees and all other expenses related thereto), as such item(s) are valued or determined in monetary amounts, including amounts that may be determined by reference to the Purchase Price paid under this Agreement;

     "Material Adverse Effect" means a material adverse effect on either: (a) the business, operations, financial condition or prospects of a Person; or (b) the ability of the Parties to consummate the transactions contemplated by this Agreement;

     "Material  Agreements"  shall  have  the  meaning specified in Clause 5.16;

     "Non-Compete  Agreement"  shall  have  the meaning specified in Clause 7.6;

     "Party" and "Parties" shall have the meanings specified in the introduction to this Agreement;

     "Person" means any natural person, a partnership, a corporation, a limited liability company or partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organisation or a Governmental Authority;

     "Representatives"  shall  have  the  meaning  specified  in  Clause  7.1;

     "Sale Shares" means all of the shares of capital stock or other equity interests in the Company owned directly or indirectly by the Sellers, as listed on Schedule 3;

     "Seller" and "Sellers" shall have the meaning specified in the introduction to this Agreement;

     "Seller Indemnitees" means the Sellers, their respective Representatives and their successors and permitted assigns;

     "Subsidiary" means any Person with respect to which another specified Person (or a Subsidiary thereof) owns or controls, directly or indirectly, a majority of the equity or other ownership interests therein;

     "Tax" or "Taxes" shall mean any and all international, national, European, federal, regional, state, local or other taxes, assessments, fees, levies, duties, penalties and other charges imposed by any Governmental Authority, including income, gross receipts, net proceeds, alternative or minimum, ad valorem, value added, turnover, sales, use, property, personal property, stamp, leasing, lease, user, excise, duty, franchise, transfer, licence, withholding, payroll, employment, unemployment, fuel, excess profits, occupational, severance, estimated and other taxes, and shall include any interest, penalties or additional amounts imposed by any Governmental Authority; and

     "Termination  Date"  shall  have  the  meaning  specified  in  Clause 12.2.

     1.2     Certain  Interpretive  Matters  and  Definitions.

     (a) All references to Clauses, Articles or Schedules are to Clauses, Articles or Schedules to this Agreement. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof for all purposes.

     (b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

     (c) Titles and headings to Articles, Clauses and Schedules herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     1.3 Governing Language. The governing language of this Agreement shall be the English language. Except as otherwise required by applicable law, all notices and correspondence required under this Agreement shall be in the English language.

                                  ARTICLE  2.
                              THE  PURCHASE  PRICE

     2.1 Purchase Price. Subject to the terms and conditions of this Agreement, the total consideration to be paid by Buyer for the sale, transfer, assignment, conveyance and delivery of the Sale Shares and the other agreements contained herein shall be the amounts set forth opposite each Seller's name in this Clause 2.1, adjusted as set forth in Clause 8.5, less those amounts to be deposited by Buyer pursuant to the Escrow Agreement. The consideration to be paid at Completion shall be paid by wire transfer into the respective bank accounts of each Seller on the Completion Date in immediately available funds. Subject to the foregoing, the purchase price to be paid to each of the Sellers shall be as follows:

      Johan  Preben  Hoffmann                               DKK  106,969,604
      Hoffmann  Esbjerg  Holding  A/S                       DKK  640,343,875
      Henning  Uth                                          DKK   26,773,105

      Lovens  kemiske  Fabrik  Produktionsaktieselskab
      (herein  sometimes  referred  to  as  "L  ven")       DKK  336,751,612
      Kommunernes  Pensionsforsikring  A/S  ("KP")          DKK    44,580,902
      Diverse  pensionskasser  under:  PKA  A/S
     (on  behalf  of  those  parties  shown  on
      Schedule  3  hereto(collectively  "PKA")              DKK    44,580,902

Each of the Sellers shall provide notice to Buyer at least 10 days prior to Completion of the relevant details of the bank accounts to which each of them wish to have their consideration paid upon Completion.

                              ARTICLE  3.
                               FINANCING

     3.1 Financing. It is understood by all Parties that in order for Buyer to achieve Completion of the transaction contemplated hereby, Buyer must obtain financing from third party sources. Buyer believes that it can obtain financing for such purpose and agrees to use its reasonable endeavours to secure a Financing Commitment by 28 April 2000. Sellers agree to cooperate, and agree to cause the Company, its Subsidiaries and their respective Representatives to cooperate in all reasonable respects with Buyer's efforts to secure a Financing Commitment by the date set forth above and the financing necessary for Buyer to achieve Completion.

     3.2 Break-up Fee. In the event Buyer is unable to secure a Financing Commitment by 28 April 2000, and this Agreement has not been otherwise terminated by any Party pursuant to any of the remaining provisions hereof, then Buyer or Sellers shall have the option to terminate this Agreement by delivering a notice in writing of such fact to the other Party(s), following which this Agreement shall terminate, and it shall be deemed for all purposes that this Agreement shall have been terminated in accordance with Article 13 hereof; provided that should either Party exercise the option to terminate set out in this Clause 3.2, Buyer shall immediately pay to a single account designated by Sellers an amount of DKK 10 million without withholding or deduction as Buyer's full and final obligation to Sellers in respect of this Agreement for its failure to satisfy the obligations of Clause 3.1.


                                   ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, severally and not jointly or collectively, with respect to the Sale Shares owned by each of them, hereby represent and warrant to the Buyer that the statements contained in this Article 4 are true and correct as of the date of this Agreement and will be true and correct as of the Completion Date:

     4.1 Authorisation of Transaction. The Sellers have full power and authority (including full corporate power and authority for each Seller who is a corporation or other entity, and including the power and authority of PKA to execute this Agreement on behalf of the parties on whose behalf it is executing this Agreement as indicated in Schedule 3 hereto) to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by the Sellers of this Agreement and the consummation by them of the transactions contemplated hereby have been duly and validly authorised by all other necessary corporate or other necessary action, and all necessary authority and approvals have been obtained by the Sellers for such authorisation. This Agreement has been duly executed and delivered by the Sellers and, assuming due execution and delivery by the Buyer, constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium and other similar laws affecting creditors' rights generally and to principles of equity. The Sellers need not give any notice to, make any filing with, or obtain any authorisation, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

     4.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:
(a) conflict with or result in any breach or violation of any provision of the articles of association or any other governing document of any corporate Seller;
(b) violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Sellers or the Company or its Subsidiaries are subject; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, licence, instrument or other arrangement to which the Seller are parties or by which they are bound or to which any of their assets are subject and which would prevent the transactions contemplated by this Agreement or would result in a claim to invalidate or set aside such transactions.

     4.3 Brokers' Fees. None of the Sellers nor any of their Affiliates nor any of their respective Representatives has employed or made any arrangement with any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     4.4     Title  to  Sale  Shares.  Except  for  the  agreement  set forth on
Schedule 4.4 (which agreement shall terminate at Completion), each Seller directly or indirectly holds and owns beneficially the Sale Shares as set forth on Schedule 3, free and clear of any restrictions on transfer (other than any restrictions under applicable securities or other laws), encumbrances, liens, pledges, charges, security interests, options, warrants, purchase rights, rights of first refusal, contracts, commitments, claims and demands. Upon Completion, Buyer will have acquired (either directly or indirectly) good and valid title and ownership to such Sale Shares free and clear of all encumbrances, liens, pledges, charges, security interests, adverse claims, restrictions and demands.


                                   ARTICLE 5.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                             (OTHER THAN KP AND PKA)
                   REGARDING THE COMPANY AND ITS SUBSIDIARIES

The Sellers (other than KP and PKA who make no representations and warranties under this Article 5), severally and not jointly or collectively, represent and warrant to the Buyer that the statements contained in this Article 5 are true and correct as of the date of this Agreement and will be true and correct as of the Completion Date.

     5.1 Organisational Matters. The Company is duly incorporated, validly existing and registered. The transcript from the Danish Commerce and Companies Agency attached as Schedule 5.1a is accurate and complete, and all matters regarding the Company required to be notified to the Danish Commerce and Companies Agency according to applicable legislation have been notified timely and correctly. There are no unregistered matters concerning the Company pending with the Danish Commerce and Companies Agency.

     The Company's minute books for general meetings and board meetings contain minutes of all general meetings and board meetings, ordinary as well as extraordinary, and the minutes reflect the decisions made at the meetings.

     All of the issued and outstanding shares of the Company and each of its Subsidiaries have been duly authorised, are validly issued and fully paid, and none of the Company or any of its Subsidiaries has any right to call for additional capital contributions in respect of such shares. Except for the options that are to be dealt with pursuant to Clause 8.5, there are no outstanding or authorised options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its share capital.

     Subject to the approval of the Company's Board of Directors (which approval will be obtained by Sellers), the Company's shares are freely transferable, and the Company's shares are free and clear of all liens, encumbrances, security interests, claims and rights of others. No third party has been granted any rights, including pre-emption rights, options, warrants or the like, except as set forth in Schedule 5.1b.

     5.2 Authorisation of Transaction None of the Company or any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorisation, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

     5.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:
(a) conflict with or result in any breach or violation of any provision of the articles of association or any other governing document of the Company or any of its Subsidiaries; (b) assuming receipt of the consents and approvals of Governmental Authorities set forth on Schedule 5.3a, violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Company or any of its Subsidiaries are subject; or (c) except as set forth in Schedule 5.3b, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, licence, instrument or other arrangement to which the Company or any of its Subsidiaries is a party or by which any of them are bound or to which any of their assets are subject.

     5.4 Brokers' Fees. None of the Company or any of its Subsidiaries nor any of their respective Representatives has employed or made any arrangement with any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for which the Buyer, the Company or any of its Subsidiaries could become liable or obligated.

     5.5 Subsidiaries. Schedule 5.5a contains a complete list of the Company's subsidiaries and/or affiliated companies (the "Subsidiaries"), including (i) name; (ii) jurisdiction of organisation; (iii) the number of issued and outstanding shares; and (iv) the number of issued and outstanding shares owned as of the date of this Agreement by the Company; and, to the extent less than 100% of the shares of any of the Subsidiaries are owned by the Company, the names and shares in such Subsidiaries owned by third parties.

     The Subsidiaries are all duly incorporated, validly existing and duly registered with the registration or corporate authorities in the countries where such Subsidiaries are organised and domiciled.

     All of the issued and outstanding shares of the Subsidiaries have been duly authorised, are validly issued and fully paid, and none of the Subsidiaries has any right to call for additional capital contributions in respect of such shares. There are no outstanding or authorised options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Subsidiaries to issue, sell or otherwise cause to become outstanding any of its share capital.

     The Subsidiaries' shares are freely transferable and the Subsidiaries' shares are free and clear of all liens, encumbrances, security interests, claims and rights of others. No third party has been granted any rights, including pre-emption rights, options, warrants or the like.

     5.6 Financial Statements. The Sellers have provided the Buyer copies of the audited income statements and balance sheets for the Company for the financial years ending on 30 June 1997, 1998 and 1999 (the "Financial Statements") and a copy of the unaudited income statement and balance sheet for the interim period ended 31 December 1999 (the "Interim Statement"). The Financial Statements and the Interim Statement give a true and fair view of the financial position and the results of operations of the Company for the periods covered. The Financial Statements are prepared in accordance with GAAP, consistently applied, and accounting manuals of Foreningen af Statsautoriserede Revisorer (the Association of State Authorised Accountants) and are correctly accrued. The Company's audit reports for the financial years ending 30 June 1997, 1998 and 1999 do not contain material remarks from the Company's auditor.

     The Company's books are kept in a proper and diligent manner in accordance with the Danish book-keeping legislation as in effect from time to time and contain complete information about the Company's business and assets.

     Since 31 December 1999 there has not been any event having or likely to have a Material Adverse Effect on the Company's position. There have been no material deviations from the Budget, except as set forth in Schedule 5.6b.

     Except for the aggregate dividend of DKK 15 million as shown on the Financial Statements which was paid during calendar year 1999, there has been no declaration or payment of any dividend on, or any other distribution with respect to, the shares or any other capital stock of the Company and its Subsidiaries;

     Except for such assets as may have been disposed of in accordance with Clause 9.3, the Company has good title to the assets included in the Interim Statement.

     None of the Company's and its Subsidiaries' assets are acquired or leased on terms that materially diverges from market terms at the time of the acquisition or lease, respectively.

     The Company and its Subsidiaries have no debt, surety, guarantee, service or other contingent liabilities, except as set forth in the Financial Statements or as explicitly mentioned in this Agreement. It is understood that Den Danske Bank has issued a guaranty on behalf of the Company dated 5 August 1999 in favour of the European Union Directorate.

     The Company's and its Subsidiaries' liabilities can be paid before maturity without incurring costs, penal interest or similar costs as a result hereof.

     The risks that formed the basis for the provisions for liabilities in the Interim Statement have not increased. The Company's operations since 31 December 1999 do not give reason for further provisions for liabilities beyond what follows from the Company's ordinary business.

     Neither the Sellers nor any third party are liable for the obligations of the Company or have pledged any security for the Company or hold rights or assets that have been used or shall be used by the Company.

     5.7 Taxes. Taxes for all prior periods that were or should have been due and payable by the Company or any of its Subsidiaries have been paid or provided for in the Financial Statements or the Interim Statement. All tax returns, filings, assessments or other documents relating thereto have been filed by the Company and its Subsidiaries for all tax periods ending prior to the Completion Date for which such filings are due. There are no pending tax disputes against the Company and its Subsidiaries and there is no basis for tax claims against the Company and its Subsidiaries for previous financial years, except as set forth in the Financial Statements and the Interim Statement and with respect to the current financial year.

     No special tax exemptions, tax exceptions or tax preferences that the Company enjoys can be changed as a result of matters arising from the Company's activities before or as a result of this Agreement, except as set forth in
Schedule  5.7.

     5.8 Real Property. Schedule 5.8a contains a list of all real property owned by the Company and its Subsidiaries (the "Real Properties"), and except as set forth in Schedule 5.8b, the Company and its Subsidiaries have good and valid title to the Real Properties free of all claims, liens and charges by third parties.

     Schedule 5.8c contains a list of all leases on the Real Properties under which the Company or its Subsidiaries leases property to third parties, all such leases being valid, binding, enforceable and in full force and effect. Schedule 5.8c further contains a list of all leases under which the Company or its Subsidiaries leases property from third parties, all such leases being valid, binding, enforceable and in full force and effect.

     The buildings and other structures or improvements, including the installations therein, are lawfully constructed and in all material respects lawfully fitted and used and in compliance with the requirements in the legislation for future use. Such buildings, structures and improvements have been maintained in accordance with normal industry standards and practices customary in the country in which the same buildings are located and are in reasonable operating condition and repair (subject to normal wear and tear and taking into consideration the age of such buildings). Subject only to the foregoing, the Real Properties, the buildings, structures and improvements thereon and the installations therein, are taken over "as is".

     Except as set forth on Schedule 5.8d, no easements or possible unregistered rights rest upon the Real Properties preventing the free disposal or use of the Real Properties for future unchanged operation of the Company's and its Subsidiaries' Business or which are unusually burdensome.

     To the best knowledge of the Sellers and the Company, there are no proposals, plans or the like from public authorities preventing the free disposal or use of the Real Properties for future unchanged operation of the Company's and its Subsidiaries' Business or which are unusually burdensome, except as set forth in Schedule 5.8e.

     5.9 Environmental. Except as set forth on Schedule 5.9a, to the best knowledge of the Sellers and the Company, none of the Real Properties are contaminated. To the best knowledge of the Sellers and the Company, no condition has at any time existed or exists at the Real Properties with respect to storage, use, handling or discharge of any liquid, solid or gaseous substances on the Real Properties which would cause any owner or operator of the Real Properties to be liable for damages, fines and penalties under any applicable Environmental Law. To the best knowledge of the Sellers and the Company, the Company and its Subsidiaries are not subject to any obligations to dispose, clean or carry out other actions with respect to contamination and to the best knowledge of the Sellers and the Company no conditions exist affecting the Real Properties which would restrict, interrupt or terminate the continued possession or occupation of any of the Real Properties or their continued unchanged use.

     The Company and its Subsidiaries are in all material respects in compliance with applicable Environmental Laws and any permits, licenses, authorisations and permissions issued thereunder, including laws, regulations and permissions concerning noise and odour relating to the Company's and its Subsidiaries' Business. The Company and its Subsidiaries have all necessary permits, licences, authorisations and permissions under all Environmental Laws to continue to carry out the activities related to the Business as presently conducted and to undertake and complete any changes to the Business now being implemented as contemplated by the Budget.

     None of the Company nor any of its Subsidiaries is to the best knowledge of the Sellers and the Company subject to any pending or threatened action or order of any Governmental Authority under any Environmental Law, except as set forth in Schedule 5.9b.

     None of the Company or any of its Subsidiaries has: (i) entered into or been subject to any consent decree, compliance order or administrative order under any Environmental Laws; or (ii) within the past two years received any written request for information, written notice, demand letter, written administrative inquiry, or formal or informal written complaint or written claim or suit from any Governmental Authority with respect to any violation of Environmental Laws, except as set forth in Schedule 5.9c.

     5.10 Operating Equipment. The Company and its Subsidiaries own all operating equipment used in connection with the business of the Company and its Subsidiaries or which is necessary to carry out the business in accordance with past practice, except for operating equipment covered by the lease and/or leasing agreements mentioned in Schedule 5.10.

     The operating equipment of the Company and its Subsidiaries is in all material respects in compliance with the requirements of the legislation for future unchanged use. The operating equipment regularly used and necessary for the business of the Company and its Subsidiaries has been maintained in accordance with normal industry standards and practices customary in the country in which such equipment is located and is in reasonable operating condition and repair (subject to normal wear and tear and taken into consideration the age of such equipment). Subject only to the forgoing, such operating equipment, owned as well as leased, is taken over "as is".

     5.11 Stock. The Company's stock and inventory in the Interim Statement is valued in accordance with GAAP. The stock has an ordinary rate of turnover and size and all goods in the stock can as a minimum be traded at the value at which they have been booked in the Company's Internal Accounts for the period 1 July 1999 through 31 January 2000 which have been furnished to Buyer.

     5.12 Volume of Orders. The Company's and Subsidiaries' orders are entered into on usual terms in accordance with current agreements with their respective customers.

     The Company has not within the previous 12 months lost single customers or co-operative groups of customers, which in the latest financial year represented more than 5% of the turnover, nor is there to the best knowledge of the Sellers and the Company any present intent of such significant customer or co-operative group of customers to discontinue their relationship with the Company, except as set forth in Schedule 5.12.

     5.13 Receivables. The Company and its Subsidiaries has a valid claim on the booked receivables in the Interim Statement. None of the Company's and its Subsidiaries' receivables has the nature of subordinated loans or the like nor are they covered by letters of subordination. The Company's and its Subsidiaries' booked receivables in the Interim Statement will be paid at the latest 6 months after due time, except if a provision has been made in the Interim Statement.

     5.14 Intellectual Property. Schedule 5.14a contains a list of the Company's and its Subsidiaries' Intellectual Property. The Company and its Subsidiaries have valid title to the Intellectual Property used by the Company and its Subsidiaries and necessary for the Company's and its Subsidiaries' operations.

     To the best knowledge of the Sellers and the Company, the Company holds such Intellectual Property rights as are necessary for the future operations of the Company in accordance with past practice or as may be anticipated.

     Except as set forth on Schedule 5.14b, to the best knowledge of the Sellers and the Company, none of the Intellectual Property infringe the rights of any third party; and to the best knowledge of the Sellers, no third party has made objections to the Company's and its Subsidiaries' use of the Intellectual Property; and, to the best knowledge of the Sellers and the Company, no third party has infringed the rights of the Company, and the Company has not infringed on the intellectual property rights of others.

     The Company and its Subsidiaries have paid necessary fees and yearly duties to maintain the registration of the Intellectual Property.

     Except for usual licenses and copyrights in connection with IT software and other than the current arrangements pursuant to which L ven is making certain IT assets available for the Company's operations at Vejen, Denmark, the Company's operations are not depending on permits from a third party for the use of any IT software.

     The Company and its Subsidiaries are not depending on Intellectual Property rights belonging to a third party, except as set forth in Schedule 5.14c. With respect to each written licence agreement (including all amendments thereto) between the Company or any of its Subsidiaries, as the licencee, and any other Person, as the licensor, regarding the licence to the Company or any of its Subsidiaries of any Intellectual Property that is necessary for the conduct of the Business as presently conducted (each, a "Licence Agreement") (i) such Licence Agreement is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) none of the Company or any of its Subsidiaries is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach default by any of the Company or any of its Subsidiaries, of such Licence Agreement; (iii) to the best knowledge of the Sellers and the Company, no Person other than the Company or any of its Subsidiaries is in breach or default, and to the best knowledge of the Sellers and the Company no event has occurred which with notice or lapse of time would constitute a breach or default by such Person, of such Licence Agreement; and (iv) none of the Company or any of its Subsidiaries has repudiated such Licence Agreement and, to the best knowledge of the Sellers and the Company, no Person other than the Company or any of its Subsidiaries has repudiated such Licence Agreement.

     The Company and its Subsidiaries have not granted licenses or otherwise given third party permission to use its Intellectual Property. Further, the Company and its Subsidiaries have made reasonable efforts to secure itself against unauthorised persons obtaining knowledge of the Company's business secrets and know-how and to the best knowledge of the Sellers and the Company no unauthorised third party has such knowledge.

     5.15 Employee Matters. The employment terms, except actual salary, applying to the Company's management and other executives are correctly stated in the agreements set out in Schedule 5.15a. The Company's other employees are employed on usual terms, except as set forth in Schedule 5.15b. The Subsidiaries' employees are employed in accordance with applicable labour laws and regulations in their respective jurisdiction.

     The total compensation packages for the employees of the Company and its Subsidiaries is in accordance with the Budget. None of the Company's or its Subsidiaries' employees has special rights to the Company's developing results, including production methods and designs or has a right to special remuneration therefor.

     No former nor present employee has rights or other economical claims against the Company or any of its Subsidiaries, except as follows from the Danish Salaried Employees Act and the Danish Holiday Act, or similar labour laws and regulations applicable to the Subsidiaries, and collective labour agreements and local agreements entered into by the Company or any of its Subsidiaries.

     Schedule 5.15c contains a complete list of the pension and benefit plans of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default under any of these plans.

     None of the employees in the Company or any of its Subsidiaries mentioned as key employees in Schedule 5.15d has been discharged as of the date of this Agreement or has terminated their position or expressed that such termination is expected.

     No discharged employee has made claims of compensation or damages in connection with or arising from the termination of his employment.

     The Company and its Subsidiaries have not entered into collective labour agreements with employee organisations and material local agreements of a collective employment law nature regarding employees, except for those set forth in Schedule 5.15e.

     Since 1 January 1998 the Company and its Subsidiaries have not been party to any industrial dispute and since 1 January 1998 the Company and its Subsidiaries have not been affected by lawful or unlawful strikes, except as set forth in Schedule 5.15f.

     The Company and its Subsidiaries are in all material respects in compliance with applicable law and regulations regarding labour and employment practices.

     5.16 Contractual Matters . Schedule 5.16a contains a list of the Company's contracts with Affiliates and its contracts and agreements that are material to its current and ongoing operations ("Material Agreements"). There are no oral agreements or understandings that would modify or amend any of such relationships in any material respect.

     The contractual obligations of the Company and its Subsidiaries have been undertaken as a part of the Company's and its Subsidiaries' ordinary operations and are on an arm's-length terms.

     The Company and its Subsidiaries are not in breach of their contractual obligations, and the Sellers and the Company have no knowledge of any threatened breach of contract, including liability of defects, claims following delay or product liability.

     The trade of the Company and its Subsidiaries has not resulted in material payments of damages for operating loss, consequential damages or product liability or material claims for damages for a further guarantee liability than normal liability according to the relevant legislation and case law.

     The Company and its Subsidiaries have not entered into contracts with suppliers according to which the Company and its Subsidiaries are obliged to purchase with them or is prevented from purchasing similar or competing goods or services from other suppliers, except for as set forth in Schedule 5.16b.

     The Company has not issued guarantees in connection with sale of the Company's products that are more burdensome than what follows from the Danish Sale of Goods Act, except as follows from the Company's standard sale and delivery conditions.

     This Agreement can not be used by any third party to terminate, terminate without notice, dissolve or modify any of the contractual relationships evidenced by the Material Agreements.

     Except as stated in Clause 5.5 above, neither the Company nor its Subsidiaries has directly or indirectly any interests in companies or other business, including partnerships or joint ventures. Except as set forth in
Schedule 5.16c, the Company and its Subsidiaries are not under negotiations regarding such nor have they obliged themselves to obtain such interests.

     The Company and its Subsidiaries have not entered into any agreements nor is the Company and its Subsidiaries party to arrangements where the Company's shareholders or any of the Company's or the Subsidiaries' present or former employees, directors or members of the Board of Directors is granted rights or advantages not being on arm's-length terms. All contracts with such persons are listed in Schedule 5.16d.

     5.17 Insurances. Schedule 5.17a contains a list of the Company's and its Subsidiaries insurances. The Company is adequately insured including against fire, theft, vandalism, operating loss, liability, product liability and other normal business risks for the type of business and the locations where such businesses are carried out. The Company's coverage is adequate and the insurances are in full force and there are no notices of cancellation nor to the best knowledge of the Sellers and the Company is there any threat or intention by any insurance carriers to cancel any such insurances. Within the last 3 financial years, the Company has not had any damage cases or related notifications to insurance companies, except as set forth in Schedule 5.17b.

     5.18 Compliance With Laws. The Company and its Subsidiaries are in all material respects in compliance with applicable laws.

     Public law has not been preventing the Company's and its Subsidiaries' operations and the Company and its Subsidiaries have complied with prohibitions and orders issued against the Company and its Subsidiaries, unless an exemption was granted or the order in question did not have a Material Adverse Effect.

     The Company and its Subsidiaries have all permits, licenses or similar authorisations (other than environmental permits, licenses and similar authorisations which are covered by Clause 5.9 above) necessary for the operation of the Company's and its Subsidiaries' business in accordance with past and existing practice.

     The Company's and its Subsidiaries' assets and activities are in all material respects approved by the relevant authorities to the extent approval is necessary for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have in all material respect reported to authorities to the extent required.

     There are no pending matters under which public authorities have raised questions as to whether the Company's and its Subsidiaries' operations comply with legislation, regulations/executive orders or other legal orders, including EU regulations. Except as set forth in Clause 5.9, there are no outstanding unfulfilled claims from public authorities according to such legislation regulations or orders.

     To the best knowledge of the Sellers and the Company, the Company and its Subsidiaries are not subject to investigations, claims or demands by public authorities, including EU authorities (other than with respect to matters arising under applicable Environmental Laws, which matters are covered by Clause
5.9  above).

     The Company and its Subsidiaries are not party to any agreement or understanding, whether written or oral, which restrains trade in violation of any applicable law, rule, regulation or order. Except as set forth on Schedule 5.18, competition law objections from third parties against activities of the Company have not been raised.

     The working condition and the working places are in all material respect lawfully fitted in relation to security and health.

     5.19 Litigation. The Company and its Subsidiaries are not party to litigation or arbitration proceedings, except as set forth in Schedule 5.19a. To the best knowledge of the Sellers and the Company no such litigations, arbitration proceedings, damage cases, cases involving complains or public investigations concerning the Company's and its Subsidiaries' business are threatened. To the best knowledge of the Sellers and the Company, the Company and its Subsidiaries are not in actual or anticipated breach of any contractual relationship of material importance.

     The Company and its Subsidiaries are not party to work injury cases, except as set forth in Schedule 5.19b.

     Except as set forth in Schedule 5.19c, no filing for bankruptcy or filing for dissolution or the like of the Company and its Subsidiaries have been made nor has any third party threatened to do so. The Company and its Subsidiaries have not entered into negotiations with its creditors involving composition, moratorium, arrangement of respite or the like.

     5.20 Operations. Since 31 December 1999, the Company and its Subsidiaries have been operated in accordance with sound business practices. Except for as set forth in Schedule 5.20, no extraordinary transactions or transactions of material importance to the Company's and its Subsidiaries' future operations have taken place.

     5.21 Certain Payments. None of the Company and its Subsidiaries nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company and its Subsidiaries has used any corporate funds for any unlawful contribution or other unlawful payment relating to political activity or the activities of the Company and its Subsidiaries.

     5.22 Bank Accounts. Schedule 5.22 sets forth each bank, savings institution and other financial institution with which the Company and its Subsidiaries has an account or safe deposit box, the names of all persons authorized to draw thereon or have access thereto and the balances as of the close of business on 31 December 1999.

     5.23 Information. Neither this Agreement, nor any of the information or data furnished by Sellers to Buyer in connection with this Agreement, contains any statement of material fact that is or was untrue when made or omits to state a material fact necessary in order to make the statements herein and therein not misleading.

     5.24 Full Disclosure. The Sellers have disclosed to the Buyer in writing all facts known to it which might reasonably be expected to have a Material Adverse Effect after the Completion. Schedule 5.24 contains a list of the information disclosed in writing to the Buyer and its Representatives prior to this Agreement.

     5.25 L ven Agreements. The only agreements, written or oral, with or between the Company and its Subsidiaries, on the one hand, and L ven or it affiliates, on the other hand, are set forth on Schedule 5.25, and there are no other understandings or arrangements that would modify, amend or qualify such agreements.

     5.26 Liability To the Company Under the Merger Agreement. Other than the obligations arising under the agreements mentioned in Clause 5.25 and except for those matters set forth on Schedule 5.26, there are no outstanding unfulfilled obligations or liabilities known to the Sellers arising under any of the representations and warranties made by the parties to the Merger Agreement dated March 16, 1999 relating to the merger of the Company and L ven Petfood; and any liabilities that have arisen thereunder that would adversely affect the Company or its Subsidiaries have been fully satisfied and discharged.

                                   ARTICLE  6.
                   REPRESENTATIONS  AND  WARRANTIES  OF  THE  BUYER

     The Buyer represents and warrants to the Sellers that the statements contained in this Article 6 are true and correct as of the date of this Agreement and will be true and correct as of the Completion Date.

     6.1 Organisation of the Buyer. The Buyer is a corporation duly organised under the laws of the State of Delaware, U.S.A.

     6.2 Authorisation of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorised by all necessary corporate action, and all necessary corporate authority and approvals have been obtained by the Buyer for such authorisation. This Agreement has been duly executed and delivered by the Buyer and, assuming due execution and delivery by the Sellers, constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium and other similar laws affecting creditors' rights generally and to principles of equity. Buyer need not give any notice to, make any filing with, or obtain any authorisation, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

     6.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:
(a) conflict with or result in any breach or violation of any provision of the articles of association or any other governing document of the Buyer; (b) assuming the receipt of the consents and approvals of Governmental Authorities set forth on the Schedule 6.3, violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Buyer is subject, or (c) subject to the financing arrangements described in Article 3, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, licence, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

     6.4 Brokers' Fees. None of the Buyer nor any of its Affiliates nor any of their respective Representatives has employed or entered into any arrangement or understanding with any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for which the Sellers or any of their Affiliates could become liable or obligated.

                                 ARTICLE  7.
               CONFIDENTIALITY  PROVISIONS  AND  NON-COMPETITION

     7.1 Nondisclosure of Confidential Information. Until the earlier of Completion or two (2) years from the date of this Agreement, Confidential Information will not be used by Buyer or Sellers, or their Affiliates or any of their respective Representatives other than in connection with the transaction contemplated hereby, and will be kept confidential by them. The Confidential Information may be disclosed to each Party's Representatives, but only if and to the extent that such Representatives need to know the Confidential Information for the purpose described above. It is understood (a) that Buyer and Sellers shall inform their respective Representatives of the confidential nature of the Confidential Information and the requirement that it not be used other than for the purpose described above, (b) that each of Buyer and Sellers shall cause their respective Representatives not to disclose the other party's Confidential Information on the same basis as if such Representatives were a party hereto as a condition of receiving the Confidential Information; and (c) that, in any event, Buyer and Sellers shall each be responsible for any breach of this Agreement by any of their respective Representatives. Neither Buyer nor Sellers will disclose the Confidential Information to any Person other than as permitted hereby, and Buyer and Sellers will safeguard the Confidential Information from unauthorized disclosure. For purposes of this Agreement, a person's "Representatives" shall include its Affiliates, Subsidiaries, and its and their respective directors, officers, employees, agents, attorneys, accountants, financial advisors, potential financing sources, as well as any employees, agents and attorneys of any of the foregoing. Without limiting the generality of the foregoing, in no event shall the Confidential Information be utilized in any legal, administrative, governmental or other proceedings between Buyer and Sellers.

     7.2 Notice Preceding Compelled Disclosure. During the period described in Clause 7.1, if either Buyer or Sellers or their respective Representatives become compelled by applicable law to disclose any Confidential Information, the Party so compelled will (a) promptly notify the owner of such Confidential Information (i.e. Buyer in the case of Confidential Information of Buyer, and Seller in the case of Confidential Information of Seller) and (b) exercise all reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. In the absence of a protective order or the receipt of the other Party's waiver of the obligations hereunder, the Party so compelled to disclose the Confidential Information, or else stand liable for contempt or suffer other censure or penalty, may disclose only such of the Confidential Information to the Person compelling disclosure as is required by law. Nothing herein contained shall prevent either Party from disclosing the fact of these discussions or any of the Confidential Information in connection with any legal process to protect its rights hereunder.

     7.3 Definition of "Confidential Information". As used herein, "Confidential Information" means:

     (a) with respect to Sellers' obligations under this Agreement, all information which concerns the transactions contemplated by this Agreement, either oral or written, that is furnished to the Company, the Sellers or their Representatives by Buyer or any of its Representatives, and which is either confidential, proprietary, or otherwise not generally available to the public, as well as any reports, analyses, compilations, data, studies, or other documents developed or prepared by the Company, or by Sellers or their Representatives that include, incorporate, refer to, reflect or are based in whole or in part on any such information. Any information furnished to the Company or Sellers or their Representatives by a Representative of Buyer shall be deemed for the purpose of this Agreement furnished by Buyer; provided, notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this Agreement: (i) information which is or becomes generally available to the public other than as a result of a disclosure by the Company, or by Sellers or their Representatives, (ii) information which was already known to Sellers on a nonconfidential basis prior to being furnished to Sellers or the Company by Buyer or its Representatives; and (iii) information which becomes available to Sellers on a nonconfidential basis from a source other than Buyer or a Representative of Buyer if such source was not subject to any confidentiality obligation or other prohibition against transmitting the information; and

     (b) with respect to Buyer's obligations under this Agreement, all information which concerns the transactions contemplated by this Agreement, either oral or written, that is furnished to Buyer or its Representatives by Sellers or the Company, or any of their Representatives, and which is either confidential, proprietary, or otherwise not generally available to the public, as well as any reports, analyses, compilations, data, studies, or other documents developed or prepared by Buyer or its Representatives that include, incorporate, refer to, reflect or are based in whole or in part on any such information. Any information furnished to Buyer or its Representatives by a Representative of the Company or Sellers shall be deemed for the purpose of this Agreement furnished by Sellers; provided, notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this
Agreement: (i) information which is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Representatives, (ii) information which was already known to Buyer on a nonconfidential basis prior to being furnished to Buyer by the Company or Sellers or their Representatives; and
(iii) information which becomes available to Buyer on a nonconfidential basis from a source other than the Company or Sellers or a Representative of the Company or Sellers if such source was not subject to any confidentiality obligation or other prohibition against transmitting the information.

     7.4 Return of Information. In the event this Agreement is terminated pursuant to the provisions hereof, except upon advice of counsel, to the extent required by law or to evidence a party's Board of Directors' discharge of its fiduciary duties, the Confidential

Information will be returned to the owner thereof (Buyer, Sellers or the Company, as applicable) within 10 days of the owner's request, and no copies shall be retained by the recipient or its Representatives; provided, however, that, notwithstanding the foregoing, any portion of the Confidential Information that consists of reports, analyses, compilations, data, studies or other documents developed or prepared by or for the recipient of such information or its Representatives that include, incorporate, refer to, reflect or are based in whole or in part on any Confidential Information will be destroyed immediately upon request from the owner of such information.

     7.5     Existing  Confidentiality  Agreement.     Nothing in this Agreement
shall affect, impair or terminate the obligations of the Company and Doane Pet Care Company under the Confidentiality Agreement.

     7.6 Non-Compete Agreement. Except for any liability that has accrued hereunder, at Completion, the provisions of this Article 7 shall terminate and be of no further force and effect as to all Parties other than KP and PKA as to whom this Article 7 shall continue in effect for all purposes. At Completion, as to the Sellers other than KP and PKA, the provisions of this Article 7 shall be superseded and replaced by the execution by certain Sellers (as named therein) of an agreement substantially in the form attached hereto as Schedule 1 (the "Non-Compete Agreement") evidencing the obligations of such Sellers and its respective Affiliates to refrain from engaging in any business similar to the Business and to keep information relating to the Buyer, the Business or the Company confidential in accordance with the terms thereof, all as more specifically described in the Non-Compete Agreement.


                                   ARTICLE  8.
                           COVENANTS  OF  THE  PARTIES

     8.1 Further Actions. Each Party will use its reasonable endeavours to take, or cause to be taken, all such actions and do, or cause to be done, all things necessary, proper or advisable (including action to cause the satisfaction of the conditions to Completion) as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. Specifically, Buyer shall use its reasonable endeavours to obtain a Financing Commitment by 28 April 2000.

     8.2 Press Releases. Neither Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior notification to the other Party(s); provided, however, that nothing herein will prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent such Party determines such action to be required by law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the Party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other Party reasonable time to comment on such press release or public announcement in advance of its issuance. The Buyer and the Sellers shall cooperate to prepare mutually acceptable press releases to be issued upon the execution of this Agreement and upon Completion.

     8.3 Injunctions. If any court or authority having jurisdiction over any Party issues or otherwise promulgates any injunction, decree or similar order prior to Completion which prohibits or materially hinders or impairs the consummation of the transactions contemplated hereby, the Parties will use their respective reasonable endeavours to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to (and to the extent necessary, after) Completion, to pursue the underlying litigation diligently and in good faith.

     8.4 Exclusivity. From the date of this Agreement until termination pursuant to Article 13, the Sellers shall not, and Sellers shall cause the Company and its Subsidiaries and their respective Representatives not to, directly or indirectly solicit in any manner, encourage the submission of, respond to or discuss inquiries, proposals or offers, whether solicited or unsolicited, with respect to the sale or transfer of all or any portion of the Business, whether as a stock transaction, asset transaction, merger or otherwise. Subject to any restrictions imposed upon Sellers by third parties (which through the exercise of reasonable diligence Sellers are unable to avoid or eliminate), Sellers shall promptly inform Buyer of any such inquiries, proposals or offers, including the material terms thereof and the identity of the inquirer or offeror. Any breach of this Clause 8.4 shall be subject to the provisions of Clause 16.13.

     8.5     Cash  Out  of  Share  Options.   It  is  understood  that  certain
executive officers of the Company have the benefit of options to subscribe for shares of the Company. Prior to Completion, Sellers shall cause the Company to repurchase all of such outstanding options or similar rights to purchase shares of the Company, and to terminate any share option plan or scheme in its entirety. The repurchase by the Company shall be for no greater amount than as currently allowed by the written share option plan or agreement in effect. The actual cash purchase price paid by Buyer for the Sale Shares shall be reduced by the amount of cash utilised by the Company to repurchase or cash out such option plan and to eliminate the share option rights pursuant to this Clause 8.5.

     8.6 De-Registration of Certain Trade Names. Each Party shall take, and shall cause the Company to take, such steps as may be reasonably necessary to withdraw and/or de-register any product names that are owned or used by the Company containing the word "L ven", including L ven Petfood A/S and L ven Foods A/S; and to ensure that following Completion the Company shall not use any such names or any deceptively similar forms thereof.

     8.7 Transition of Assets in Vejen. It is understood that the Company is using certain software data assets of L ven in connection with its business at Vejen, Denmark. The Buyer shall cause the Company to effect an orderly transition to its own software data systems and to cease using such assets of L ven by 31 December 2000. During such period, L ven shall cooperate in allowing the continued use of such assets on the same basis as such use was made prior to Completion, but without the payment of any further consideration.


                                    ARTICLE  9.
                           COVENANTS  OF  THE  SELLERS

     9.1 Information and Access. During the period of time from the date hereof to the Completion Date, the Sellers shall permit (and will cause the Company and its Subsidiaries to permit) Representatives of the Buyer to have access, at all reasonable times and in a manner so as not to interfere with the normal business operations of the Company or any of its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company and its Subsidiaries. The Buyer agrees to hold, and to cause its Representatives who receive information as a result of such access to hold, such information as Confidential Information in accordance with the terms of this Agreement.

9.2 Notices and Consents. The Sellers will, and will cause the Company and its Subsidiaries to, give any notices to, make any filings with, and use its reasonable endeavours to obtain any authorisations, consents and approvals of Governmental Authorities, if any, necessary for consummation by the Sellers of the transactions contemplated by this Agreement. The Sellers will also take all action reasonably requested by the Buyer to assist the Buyer to obtain any authorisations, consents and approvals pursuant to Clause 10.1. Without limiting the generality of the foregoing, the Sellers will file (and will cause the Company and its Subsidiaries to file) any filings that it (or they) may be required to file with the European Commission Competition Authority and the Danish or other applicable Competition or Monopoly Authorities, and will pursue with all diligence any action as may be required to obtain any permissions or authorisations necessary to consummate the transactions contemplated by this Agreement.

     9.3 Operation of Business. Except as contemplated or prohibited by this Agreement, the Sellers will not cause or permit the Company or any of its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency). Except as contemplated by this Agreement and other than disposals or sales of assets in the ordinary course of the business of the Company and its Subsidiaries that are obsolete, surplus or are otherwise not required for the ongoing business of the Company and its Subsidiaries consistent with past practice, the Sellers will cause the Company and each of its Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with customers, lessors, licensors, suppliers and employees. Sellers shall cause the Company and its Subsidiaries to conduct the Business in the manner necessary to cause the representations and warranties contained in Article 5 to be true and correct at Completion.

     9.4 Notice of Developments. The Sellers shall immediately notify the Buyer of any development or other matter causing or that is likely to cause a breach of any of the representations and warranties in Article 4 or Article 5.

     9.5 Board Approval. If required by applicable law or governing documents in effect, Sellers will cause the Board of Directors of the Company (and to the extent required by law, its Subsidiaries) to convene and to approve the transaction contemplated by this Agreement by the Completion Date.


                               ARTICLE  10.
                        COVENANTS  OF  THE  BUYER

     10.1 Notices and Consents. The Buyer will give any notices to, make any filings with, and use its reasonable endeavours to obtain any authorisations, consents and approvals of Governmental Authorities, if any, necessary for consummation by the Buyer of the transactions contemplated by this Agreement. The Buyer will also take all action reasonably requested by the Sellers (but without the obligation to incur any costs or expenses in connection therewith) to assist the Sellers, the Company and its Subsidiaries to obtain any authorisations, consents and approvals pursuant to Clause 9.2.

     10.2 Notice of Developments. The Buyer shall immediately notify the Sellers of any development or other matter causing or that is likely to cause a breach of any of the representations and warranties in Article 6


                              ARTICLE  11.
                  CONDITIONS  TO  OBLIGATION  TO  COMPLETE

     11.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with Completion is subject to satisfaction of the following conditions:

     (a)     the  representations  and  warranties  set  forth  in Article 4 and
Article 5 (in each case as qualified by the Disclosure Schedules) above shall be true and correct in all material respects at and as of the Completion Date;

     (b) the Sellers shall have performed and complied with all of its covenants and agreements under this Agreement through Completion;

     (c) there shall not be any injunction, judgement, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

     (d) the Buyer and the Sellers shall have entered into the Non-Compete Agreement and the Escrow Agreement;

     (e)     the  Sellers  shall  have  delivered  to  the  Buyer:

(i) share certificates for the Sale Shares duly endorsed to Buyer and the original share register of the Company duly updated to reflect that Buyer is the owner of the Sale Shares;

(ii) evidence of the approval by the Board of Directors of the Company of the transactions covered hereby (including the authorisation of the keeper of the Company's share register to make the entry mentioned in subparagraph (i) above), together with the resignations from all of the Sellers' Representatives to the Board of Directors of the Company wherein such Board members shall release the Company and any of its Affiliates from any and all liability;

(iii) evidence satisfactory to Buyer to confirm that any persons who are not designated by Buyer to sign or draw on bank or other accounts of the Company have been removed from any responsibility or rights with respect to such accounts; and

(iv) any other agreements, documents, certificates or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement;

     (f) the Parties, the Company and its Subsidiaries shall have received all necessary authorisations, consents and approvals of the European Commission and any other Governmental Authorities, if any, required for the consummation of the transactions contemplated by this Agreement;

(g) the Buyer shall not have elected to terminate this Agreement pursuant to the provisions of Clause 13.1;

(h) the Buyer shall have arranged financing for the completion of the transaction contemplated hereby on terms that are satisfactory to Buyer in Buyers sole discretion; and

(i) the arrangement evidenced by the Memo of KPMG regarding the meeting between Johan Hoffmann and Henning Uth on 24 June 1998 has been terminated and no further payments will be made thereunder following Completion.

The Buyer may waive any condition specified in this Clause 11.1 if it executes a written waiver at or prior to Completion.

     11.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with Completion is subject to satisfaction of the following conditions:

     (a) the representations and warranties set forth in Article 6 above shall be true and correct in all material respects at and as of the Completion Date;

     (b) the Buyer shall have performed and complied with all of its covenants and agreements under this Agreement through Completion;

     (c) there shall not be any injunction, judgement, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

     (d) the Buyer and the Sellers shall have entered into the Non-Compete Agreement and the Escrow Agreement;

     (e)     the  Buyer  shall  have  delivered  to  the  Sellers

(i) the consideration set forth in Clause 2.1, as adjusted, and less the amount deposited by Buyer pursuant to the Escrow Agreement;

(ii) evidence that the amount to be deposited by Buyer pursuant to the Escrow Agreement has been deposited in accordance herewith;

(iii) evidence of the appointment by the Buyer of the Buyer's Representatives to the Board of Directors of the Company; and

(iv) any other agreements, documents, certificates or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement; and

     (f) the Parties, the Company and its Subsidiaries shall have received all necessary authorisations, consents and approvals of the European Commission and any other Governmental Authorities, if any, required for the consummation of the transactions contemplated by this Agreement.

The Sellers may waive any condition specified in this Clause 11.2 if they execute a written waiver at or prior to Completion.


                                  ARTICLE  12.
                     COMPLETION  AND  POST-COMPLETION  ESCROW

     12.1 Completion. Subject to the fulfilment or waiver of the conditions precedent specified in Article 11, the consummation of the transactions contemplated by this Agreement (the "Completion") will take place on or before 28 April 2000 or such other date as provided in Clause 12.2 (the "Completion Date"). Completion will take place at a location as may be mutually agreed by the Parties; provided that the physical place of Completion shall not affect Buyers obligations pursuant to Clause 2.1.

     12.2 Extension of Completion Date. Subject to Clause 13.1, if Completion has not occurred by the date specified in Clause 12.1, then the Completion Date will be extended to the earlier of: (a) the second Business Day after the conditions precedent set forth in Article 11 have been satisfied or waived; or (b) such other date on or prior to 19 May 2000 (the "Termination
Date"),  to  which  the  Buyer  and  the  Sellers  mutually  agree.

     12.3     Deliveries  at  Completion.  At  Completion:

     (a) the Sellers will deliver to the Buyer the various certificates, instruments and documents referred to in Clause 11.1(e); and

     (b) the Buyer will deliver to the Sellers the consideration and the various certificates, instruments and documents referred to in Clause 11.2(e).

     12.4 Post-Completion Escrow. As a security for the payment by the Sellers of any amounts in respect of damages for the breach of any representation, warranty, covenant or other undertaking in this Agreement, at Completion an amount equal to DKK 60 million (the "Warranty Escrow Amount") out of the total cash consideration payable hereunder shall be paid by Buyer into an interest bearing account (the "Escrow Account"), which Escrow Account shall be governed by the terms and conditions of an agreement (the "Escrow Agreement") substantially in the form attached hereto as Schedule 2. Each Seller's consideration for the Sale Shares shall be reduced by a proportionate amount to make up the DKK 60 million. The Escrow Account shall remain in place for a period of twelve (12) months after the Completion Date. Except where the Escrow Agreement provides for amounts to continue to be held in the Escrow Account, the remaining balance in the Escrow Account shall be released to the Sellers after twelve (12) months from the Completion Date. Notwithstanding the fact that the Warranty Escrow Amount shall be held in the Escrow Account, the Sellers' responsibility for their obligations under this Agreement shall not be limited to the Warranty Escrow Amount, it being understood that the Warranty Escrow Amount represents security toward Sellers' obligations but shall not be deemed as a limitation thereon.

                                 ARTICLE  13.
                                 TERMINATION

     13.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, the Parties may terminate this Agreement as provided below:

     (a) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to Completion;

     (b) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to Completion in the event the Sellers have within the then previous 10 Business Days given the Buyer any notice pursuant to Clause
9.4 and the development that is the subject of such notice has had or is likely to have a Material Adverse Effect;

     (c) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to Completion in the event the Buyer has within the previous 10 Business Days given the Sellers any notice pursuant to Clause
10.2 and the development that is the subject of such notice has had or is likely to have a Material Adverse Effect;

     (d) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to Completion: (i) in the event Sellers have breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, the Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach; or (ii) if pursuant to Clause 3.2 if Buyer has not obtained a Financing Commitment by 28 April 2000; or (iii) if by 14 April 2000 Buyer is not satisfied in any respect with the results of its due diligence; or (iv) if by 21 April 2000 the Buyer shall not have entered into agreements or otherwise made arrangements satisfactory to Buyer with the key employees of Arovit regarding their continued employment by Arovit; or (v) if Completion shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Clause 11.1 (unless the failure results primarily from the Buyer itself breaching any representation, warranty, covenant or agreement contained in this Agreement in any material respect);

     (e) the Sellers, or any of them, may terminate this Agreement by giving written notice to the Buyer at any time prior to Completion: (i) in the event the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach; or (ii) pursuant to Clause 3.2 if the Buyer has not obtained a Financing Commitment by 28 April 2000; or (iii) if Completion shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Clause 11.2 (unless the failure results primarily from the Sellers breaching any representation, warranty, covenant or agreement contained in this Agreement in any material respect); and

     (f) the Buyer or the Sellers may terminate this Agreement if the Completion has not occurred on or before the Termination Date unless, in each case, such failure shall be due to the action or omission of the Party seeking to effect such termination where such action or omission constitutes a breach of this Agreement.

     13.2 Effect of Termination. If any Party terminates this Agreement pursuant to Clause 13.1 above, then this Agreement shall be of no further force and effect, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for (a) any liability of any Party then or previously in breach, (b) any provisions of this Agreement that by their express terms survive beyond any such termination, (c) the payments, if any, required by Clause 3.2, and (d) the provisions of the Confidentiality Agreement.

                                ARTICLE  14.
                              INDEMNIFICATION


     14.1 Independent Application. The Parties acknowledge and agree that any of the subsections of this Article 14 may be relied upon independently of and without regard to any other of such subsections more specifically or generally covering the same subject matter.

     14.2 Indemnification for Benefit of the Seller Indemnitees. Subject to the other provisions of this Article 14, from and after Completion the Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Losses incurred by any of the Seller Indemnitees as a result of, or arising out of any breach or inaccuracy of any of the representations, warranties, covenants, or agreements of the Buyer contained in this Agreement.

     14.3 Indemnification for Benefit of the Buyer Indemnitees. Subject to the other provisions of this Article 14, from and after Completion the Sellers shall, severally and not jointly (provided that for purposes of this Article 14, Johan Preben Hoffmann and A/S Hoffmann Esbjerg Holding shall be considered a single Seller and their liability in all cases shall be considered joint and several; and further provided that PKA and KP are only joining in this Article 14 for the purpose of the representations and warranties given by them in
Article 4 of this Agreement), indemnify, defend and hold harmless the Buyer Indemnitees from and against any breach or inaccuracy of any of the representations, warranties, covenants, or agreements of the Sellers contained in this Agreement. The Sellers shall have no liability with respect to the inaccuracy of any representation or breach of any such representation or warranty to the extent such inaccuracy or breach that has been disclosed to Buyer in this Agreement, or in the Schedules attached hereto, forms the basis for an exclusion under sub-paragraph (c) below. Furthermore, the Sellers shall have no liability for indemnification with respect to the inaccuracy of any representation or breach of any warranty

(a) if and to the extent that any provision or reserve was made for the specific matter giving rise to indemnification and is reflected as such in the Financial Statements or the Interim Statement; or

(b) in respect of any matter, act, omission or circumstances caused by any act, omission, transaction or arrangement (or any combination of the same) of the Buyer, the Company or any of its Subsidiaries after Completion, but excluding any matter caused by the continuation of the normal operation of the Business by the Buyer or the Company in accordance with past practice or otherwise undertaken in good faith; or

(c) if and to the extent that Buyer, upon the execution of this Agreement, has actual knowledge (for this purpose the definition of "knowledge" shall be inapplicable) of any facts, circumstances or events that would permit Buyer to make a claim against Sellers under this Article 14 for a Loss that has accrued prior to the date of this Agreement and arises out of a breach or inaccuracy of the representations and warranties contained in Articles 4 and 5 of this Agreement.

     14.4     Limitation  on  Indemnification  For  Certain  Representations and
Warranties

     (a) There shall be no time limits on the liability of the Sellers under the representations and warranties set out in Article 4, in Clauses 5.1 through 5.4, inclusive, and in Clause 5.7. The right of Buyer to make a Claim for indemnification under Clause 14.5 for a Loss under the representations and warranties given in Clause 5.9 (Environment) shall cease at midnight on the date that is exactly 4 years following the Completion Date. Except as set forth immediately above, the right of Buyer to make a Claim under Article 14.5 for Losses under the remaining representations and warranties in this Agreement shall cease at midnight on the date that is exactly 2 years following the Completion Date. For purposes of the foregoing time limitations, Buyer and Seller agree and stipulate that Article 54 of the Danish Sale of Goods Act shall not apply. In order to assert liability for such matters, Buyer shall make Claims attributable to the respective matters set forth above within the respective time limits; and as to the matters which have been the subject of a written Claim made before the end of the respective time periods set forth above (such Claim containing particulars then available of the matters giving rise thereto sufficient to identify the nature of the Claim), Buyer shall be required to issue proceedings against Seller no later than six months following the incurrence of the Loss related thereto; provided, however, that if the liability arising under the representations and warranties is a result of a third party demand or claim, Buyer shall not be obligated to initiate proceedings against any third party. For these purposes, notice of a contingent claim shall constitute sufficient notice.

     (b) The following monetary limitations of this subclause (b) shall apply in respect of Sellers' liability for the representations and warranties given by Sellers in this Agreement, other than the representations and warranties set out in Article 4 and Clauses 5.1 through 5.4, inclusive as to which none of such limitations shall apply

     (i) The Sellers shall not have any liability in respect of any Claim by Buyer in respect of any individual breach of the representations and warranties unless the Loss in respect thereof shall exceed DKK 100,000.

     (ii) The Sellers shall not have any liability in respect of any Claim for breach of any of the representations and warranties unless and until the aggregate liability of the Sellers in respect thereof, when aggregated with the liability of the Sellers in respect of all other Losses that exceed the amount set forth in subparagraph (i) above, shall equal or exceed DKK 3,000,000, in which case the Sellers shall be liable for the entire amount of all such Losses and not merely the excess.

     (iii) In addition to the time and monetary limits set forth above for Claims by Buyer against Sellers under the representations and warranties, the aggregate amount of each individual Seller's liability (for purpose of liability to Buyer under this Agreement, including this clause (iii), Johan

Preben Hoffmann and Hoffmann Esbjerg Holding A/S shall be considered a single Seller and their liability in all cases as such shall be joint and several) for Losses arising under this Agreement for a breach of the representations and warranties shall be as follows:

          (aa) during the term of the Escrow Agreement, the Sellers shall be liable, severally and not jointly or collectively as provided in Articles 4 and 5, for any Losses in respect of breaches of the representations and warranties up to the Warranty Escrow Amount;

          (bb) in respect of Losses that are not covered by the Warranty Escrow Amount, the Sellers' liability under the representations and warranties shall be limited as follows:

               (1) for amounts up to 120 million DKK, the liability shall be borne as follows:

                       Lovens  kemiske  Fabrik  Produktionsaktieselskab  27.42%
                       Henning  Uth                                       2.18%
                       Johan  Preben  Hoffmann  and
                       Hoffmann  Esbjerg  Holding  A/S,  jointly         70.40%

               (2) for amounts exceeding 120 million DKK, up to 300 million DKK, the liability shall be borne as follows:

                       Johan  Preben  Hoffmann  and
                       Hoffmann  Esbjerg  Holding A/S, jointly           97.82%
                       Henning  Uth                                       2.18%

               (3) there shall be no liability for amounts exceeding 300 million DKK

     (c) If at any time any amount shall be paid by the Sellers to the Buyer in satisfaction of a Claim under the representations and warranties and the Buyer recovers any sum from proceeds of insurance as a direct result of the matter giving rise to such Claim, then the Buyer shall give notice of that fact to the Sellers as soon as practicable following the Buyer's receipt of such proceeds and, as soon as possible after receipt of any monies recovered by the Buyer from any insurance company, the Buyer shall promptly account to the Seller for the amount (net of the costs of exercising the entitlement) so recovered; provided however that Buyer shall only take action or proceedings to enforce recovery against any insurance carrier if in the good faith opinion of the Board of Directors of the Company, it should do so.

     (d) The Buyer undertakes to the Sellers that it will notify the Sellers in writing of any claim against the Buyer or the Business which may give rise to a Claim by the Buyer against the Sellers under the representations and warranties as soon as reasonably practicable after becoming aware of the same and shall consult with the Sellers with regard to the action to be taken in response thereto.

     14.5     Claims.

     (a) If any third party shall notify either Party (the "Indemnified Party") with respect to any matter (a "Claim") which may give rise to a Claim for indemnification against the other Party (the "Indemnifying Party") under this Article 14, then the Indemnified Party shall promptly (and in any event within thirty days after receiving notice of the Claim, if the Claim arises from a notification from a third party) notify the Indemnifying Party thereof in writing.

     (b) The Indemnifying Party will have the right to assume and thereafter conduct the defence of the Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgement or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgement or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

     (c) Unless and until an Indemnifying Party assumes the defence of the Claim as provided in Clause 14.5(b), the Indemnified Party may defend against the Claim in any manner it reasonably may deem appropriate.

     (d) In no event will the Indemnified Party consent to the entry of any judgement or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

     14.6 Additional Limitations on Liability; Mitigation Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be liable to the other Party(s) for any exemplary, punitive, special, indirect, consequential, remote or speculative damages. If the Company or any of its Subsidiaries is entitled to recover from some other person any damage, loss, liability or expense which gives rise to indemnification, or if the Company or its Subsidiaries is entitled to a reduction in taxes or a tax rebate or refund as a direct result of a Loss for which Sellers have reimbursed to Buyer hereunder, the Buyer shall take and shall procure that reasonable steps to mitigate any damage, loss, liability and expenses are taken by the Company and its Subsidiaries, including steps to reduce or recover taxes to which they are entitled. If the Loss is mitigated, or if taxes are reduced or a tax refund or rebate is obtained, the Buyer (or the Company as the case may be) shall reduce or refund to Sellers the amount by which the instant Loss is mitigated or such tax is reduced or refunded to Buyer or the Company, less all costs and expenses (including legal fees and court costs) incurred by Buyer in connection with such efforts to mitigate Losses or reduce taxes. The Buyer, the Company and its Subsidiaries shall not be required to bring a legal action or incur an unreasonable expense, unless in the good faith opinion of the Board of Directors of the Company they should do so.


                               ARTICLE  15.
                                   TAX

     15.1 Liability for Certain Taxes. All sales, use, documentary, recording, stamp, transfer and similar taxes, assessments and fees arising from the transactions contemplated by this Agreement shall be borne and paid by the Sellers, except for any such taxes arising in the United States or any state thereof which taxes shall be paid by Buyer or its Affiliates.


                              ARTICLE  16.
                        MISCELLANEOUS  PROVISIONS

     16.1 Notices. All notices and other communications required or permitted hereunder will be in writing to the appropriate Party at the address specified below:

     (a) If  to  the  Buyer  to:

         Doane  Pet  Care  Company
         210  Westwood  Place  South
         Suite  300
         Brentwood,  TN  37027
         U.S.A
         Attention:  Tom  Heidenthal
         Phone:     1-616-309-1009
         Fax:     1-615-309-1191

         With  a  copy  to:

        Charles  A.  Spears  Jr.
        Doane  Pet  Care  Company
        210  Westwood  Place  South
        Suite  300
        Brentwood,  TN  37027
        U.S.A.
        Phone:   1-615-309-1014
        Fax:       1-615-309-1191

        and

        Douglas  B.  Glass
        Vinson  &  Elkins
        Regis  House
        45  King  William  Street
        London  EC4R  9AN
        Phone:   44-20-7618-6011
        Fax:       44-20-7618-6001

   (b)  If  to  the  Sellers,  to  the  respective  addresses  set forth on
        Schedule  3  hereto.


        with  a  copy  to:

         Henrik  Mogelmose
         Kromann  Reumert
         Radhuspladsen  14
         1550  Kobenhavn  V
         Denmark
         Phone:   45-33-11-11-10
         Fax:       45-33-11-80-28
          and

          Nina  S  lver  Henning
          Lovens  Kemiske  Fabrik
          Produktionsaktieselskab
          Industriparken  55
          2750  Ballerup
          Denmark
          Phone:   45-44-94-58-88
          Fax:       45-44-94-15-16

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above by mail, personal delivery, expedited or overnight courier, messenger service or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     16.2 Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses. Specifically, the costs and expenses of the Sellers relating to this Agreement shall be borne by them and none of such transaction costs shall be borne by or charged to the Company or any of its Subsidiaries.

     16.3 Assignment. Neither Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party; provided it is understood by the Parties that Buyer intends to assign this Agreement to a newly formed Danish Affiliate of Buyer before Completion, which Affiliate of Buyer shall assume and become liable for all of Buyer's duties, liabilities and obligations under this Agreement. Any other assignment or delegation made in violation of the foregoing provisions shall be void.

     16.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and permitted assigns.

16.5 Entire Agreement. This Agreement (including the documents delivered in connection herewith or contemplated hereby) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, except for any other agreement executed by the Parties at Completion as contemplated hereby.

     16.6 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time only by a written agreement signed by duly authorised Representatives of the Buyer and the Sellers.

     16.7     No  Third-Party  Beneficiaries;  Effect  on  L  ven-Arovit  Merger
Agreement.

(a) This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns, provided, however, that the provisions of Clauses 14.2 and 14.3 shall inure to the benefit of the Seller Indemnitees and the Buyer Indemnitees, respectively.

(b) The execution and delivery of this Agreement and the performance by the Parties of their obligations hereunder shall not affect, impair, waive or otherwise diminish the obligations of the Parties to that certain Merger
Agreement dated March 16, 1999 among the Parties hereto involving the combination of the business of the Company and L ven Petfood, to which reference is hereby made. To the extent that any of the Parties have obligations or liabilities arising under the representations and warranties thereunder that would result in any benefits to the Company, such obligations shall not be released and the Company shall have the right to enforce such obligations in its own name. To the extent necessary to give effect to the foregoing, the Parties hereby assign to the Company their rights to enforce the representations and warranties given in the Merger Agreement against the other Parties so that the Company may benefit from such obligations to the full extent provided in the Merger Agreement.

     16.8 Further Assurances. From time to time, as and when requested by either Party hereto, the other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

     16.9 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Denmark.

     16.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

     16.11 Severability. In the event that any provision of this Agreement shall be determined to be unenforceable for any reason, every other provision of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, the Parties shall thereupon negotiate in good faith in order to agree to the terms of a mutually satisfactory provision, achieving as nearly as possible the same legal and commercial effect, to be substituted for the provisions so found to be unenforceable.

     16.12     Arbitration.

     (a) All disputes arising out of or in connection with this Agreement, or the breach thereof, shall be finally settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules").

     (b) The place of arbitration shall be London, England. The arbitral proceedings shall be conducted in the English language.

     (c) The arbitral panel shall be composed of three arbitrators appointed in accordance with the ICC Rules; provided that, following their confirmation by the ICC International Court of Arbitration (the "ICC Court"), the arbitrators nominated on behalf of each of the Parties shall agree on a nomination for the third arbitrator, who shall chair the arbitral panel. If such nomination is not made within 20 days from the date on which the appointment of both of them have been confirmed, then the third arbitrator shall be appointed by the ICC Court.

     (d) The arbitrators are not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover such excess damages with respect to any dispute resolved by arbitration.

     (e) Any determination or award rendered in an arbitration conducted hereunder:

(i) shall be implemented in accordance with its terms, and shall contain findings of fact and appropriate conclusions of law, stating the legal reasoning behind each such conclusion;

(ii)     may  be  entered as a judgement by any court of competent jurisdiction;
and

(iii) if a monetary award, shall be made and promptly payable, free of any tax, deduction, or offset, and the arbitral panel may grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall be charged against the Party resisting enforcement.

     16.13 Litigation in Certain Circumstances. The Parties agree that the only circumstances in which disputes among them will not be subject to the provisions of Clause 16.12 are those situations where a Party makes a good faith determination that a breach or potential breach of this Agreement by the other Party may result in irreparable injury or harm that can only be prevented by immediate injunctive relief. In such cases, a Party may seek to enjoin the potential activity in the court having jurisdiction of such matter.

     In witness whereof, the parties hereto have executed this Agreement as of the day and year first above written.


SELLERS



/s/ Johan Preben Hoffman
Johan  Preben  Hoffmann



/s/ Henning Uth
Henning  Uth



Hoffmann  Esbjerg  Holdings  A/S

By:    /s/ Johan Preben Hoffman
Name:  Johan Preben Hoffman
Title: Director



Lovens  kemiske  Fabrik  Produktionsaktieselskab

By:   /s/ Ernst Lunding
Name:  Ernst Lunding
Title: Director



Kommunernes  Pensionsforsikring  A/S

By:    /s/ Niels Hougaard          By: /s/ Jens Bisgaard Frantzen
Name:  Niels Hougaard              Name: Jens Bisgaard Frantzen
Title: Head of Investment          Title: Head of Equities

             Signature Page to that certain Share Purchase Agreement
              among Johan Preben Hoffman et al. aated 24 March 2000
                       [Signatures Continued on Next Page]



PKA  A/S,  for  the  entities  listed
on Schedule 3 attached hereto, for which it has the power to sign this Agreement

By:     /s/ Troels Gunnergaard      By:   /s/ Jens Kjaersgaard
Name:   Troels Gunnergaard          Name: Jens Kjaersgaard
Title:  Director                    Title: Director



BUYER



Doane  Pet  Care  Company

By:     /s/ Thomas R. Heidenthal
Name:  Thomas R. Heidenthal
Title:  Sr. VP and CFO

            Final Signature Page to that certain Share Purchase Agreement among Johan Preben Hoffman et al. dated 24 March 2000
                   [Additional  Signatures  on  Previous Page]